Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

March 4, 2010

Mountain View, California

IRIDEX Reports Fourth Quarter and Full Year 2009 Financial Results

•	Fourth Consecutive Profitable Quarter

•	Record Operating Income for the Year

•	Generated $6.8 Million of Cash for the Year

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the fourth quarter and full year ended January 2, 2010.

For the fourth quarter of 2009, the Company recorded a net profit of $0.5 million or $0.06 per diluted share compared to a net loss of $6.5 million or $(0.74) per diluted share for the fourth quarter of 2008. Gross margins improved to 45.6% from 37.5%, although revenue for the fourth quarter of 2009 was $11.6 million, a 4.8% decrease from the $12.1 million reported for the fourth quarter of 2008. For the fiscal year ended January 2, 2010, the Company recorded a net profit of $2.6 million or $0.29 per diluted share compared to a net loss of $7.4 million or $(0.84) per diluted share reported for 2008. Gross margins improved to 46.9% from 40.6%, although revenue for the full year 2009 was $43.2 million, an 11.0% decrease from the $48.5 million reported for 2008.

In 2008, the fourth quarter and full year results included an impairment charge of $5.4 million for write down of goodwill and intangible assets which represented $0.61 per diluted share.

“Our cash generation remains excellent. We have generated $6.8 million in cash from operations for the year. Our cash balance now stands at $9.4 million and we have reduced our bank debt from $6.0 million to $3.5 million” stated Mr. Theodore A. Boutacoff, President and CEO. “We continue to see the benefits of creating a very efficient and scalable business.”

“We have recorded our fourth consecutive quarter of profitability. Our operating income for the year was $2.5 million an all time high for the Company, compared to 2008 where the Company had an operating loss of $2.2 million (excluding impairment charges). This is an outstanding achievement especially given the current economy. We are particularly pleased with the improvement in gross margins and the fact that we have sustained these improvements throughout the year, and we continue to control our operating expenses. In summary, we met our 2009 objectives of being cash flow positive, driving to profitability and positioning ourselves for future growth.”

“During the fourth quarter we saw a very steady order rate for Ophthalmology Equipment which adds to our confidence for 2010. We see broadening interest in our recently introduced IQ 577 yellow laser. These facts, together with other initiatives we are undertaking, provide new growth opportunities for 2010. Looking forward, based on our performance for 2009, our financial model has our gross margins in the range of 45% to 50% with operating expenses between 40% and 42% for the year; and we are making progress towards our long term goals of 55% gross margins and 40% operating expenses.”

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, March 4, 2010 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (877) 941-8609 (U.S.) or (480) 629-9818 (International) and quoting Conference ID 4244509, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, March 4, 2010 through Thursday, March 11, 2010 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4244509. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s scalable business model, operating expense controls, product demand, growth strategy and prospects, and expected gross margin and operating expense levels for 2010 and in the longer term. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Quarterly Report on From 10-Q for the quarter ended October 3, 2009 and our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2010	January 3, 2009	January 2, 2010	January 3, 2009
Revenues	$11,563	$12,145	$43,212	$48,528
Cost of revenues	6,289	7,592	22,939	28,849

Gross profit	5,274	4,553	20,273	19,679

Operating expenses:
Research and development	974	1,015	3,609	4,009
Sales and marketing	2,507	2,987	9,273	10,998
General and administrative	1,006	1,498	4,873	6,844
Impairment of goodwill and intangible assets	—	5,364	—	5,364

Total operating expenses	4,487	10,864	17,755	27,215

Income (loss) from operations	787	(6,311)	2,518	(7,536)
Legal settlement	—	—	800	800
Interest and other expense, net	(40)	(81)	(237)	(507)

Income (loss) before income taxes	747	(6,392)	3,081	(7,243)
Provision for income taxes	230	111	496	127

Net income (loss)	$517	$(6,503)	$2,585	$(7,370)

Net income (loss) per share - basic	$0.06	$(0.74)	$0.29	$(0.84)

Net income (loss) per share - diluted	$0.06	$(0.74)	$0.29	$(0.84)

Shares used in computing net income (loss) per share - basic	8,847	8,824	8,840	8,824

Shares used in computing net income (loss) per share - diluted	8,928	8,824	8,940	8,824

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	January 2, 2010	January 3, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$9,378	$5,307
Accounts receivable, net	7,482	8,199
Inventories, net	8,999	11,644
Prepaids and other current assets	470	540

Total current assets	26,329	25,690
Property and equipment, net	486	832
Other intangible assets, net	1,153	1,474
Other long term assets	323	229

Total assets	$28,291	$28,225

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,872	$2,415
Bank line of credit	3,520	6,000
Accrued compensation	2,171	1,729
Accrued expenses	1,983	2,249
Accrued warranty	1,165	1,345
Deferred revenue	2,405	2,741

Total current liabilities	13,116	16,479

Long Term Liabilities:
Deferred rent	149	—

Total liabilities	13,265	16,479

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	39,820	39,105
Accumulated other comprehensive loss	(212)	(192)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(24,246)	(26,831)

Total stockholders’ equity	15,026	11,746

Total liabilities and stockholders’ equity	$28,291	$28,225